GARAN, INCORPORATED
                         350 Fifth Avenue
                      New York, New York 10118




                                             January 15, 1997



Mr. Seymour Lichtenstein
791 Park Avenue
New York, New York 10021

Dear Seymour:

     We are writing to amend and restate, effective as of October 1, 1996, the agreement between you and Garan, Incorporated ("Garan") originally entered into as of October l, 1986, and subsequently amended and restated (the agreement as amended and now again restated, "Employment and Consulting Agreement") with respect to your (i) continuing employment by Garan and (ii) retention by Garan as a consultant. We have agreed that:

          l.     Position, Duties, and Period of Employment.

               1.l.     Position.

                    Garan hereby continues to employ you, and you agree to accept continued employment, as Chairman and Chief Executive Officer.

               1.2.     Duties.

                    During the period of your employment under this Employment and Consulting Agreement ("Employment Term"), except for vacations, holidays, and personal days, as each is authorized by and consistent with the practices of Garan, and absences due to psychological, emotional, or physical reasons, you shall devote your full business time, skill, and energy to the business and affairs of Garan, and you shall use your best efforts to promote the best interests of Garan.

               1.3.     Period of Employment.

                    Your employment under this Employment and Consulting Agreement shall be for a term ("Employment Term") ending September 30, 2000 ("Term End").

          2.     Base Compensation, Annual Bonus, and Executive Employee
                 Benefits.

               2.1.     Base Compensation and Annual Bonus.

                    During the Employment Term, Garan shall pay to you base compensation ("Base Compensation") in each 12 month period commencing October 1 and ending September 30 ("Fiscal Year") as determined from time to time by the Board of Directors of Garan ("Board"), but for the Fiscal Year ending September 30, 1997, and for each Fiscal Year thereafter, such amount shall be not less than $530,000. [References to Base Compensation in this and Consulting Agreement shall not give effect to any salary reduction agreement.] In addition to payment of Base Compensation, the Board may determine, but is not obligated to, to pay to you an annual Fiscal Year bonus ("Annual Bonus").

               2.2.  Executive Employee Benefits.

                     During the Employment Term, Garan shall provide you with employee benefits determined from time to time by the Board, which employee benefits shall be at least as favorable as those provided to other senior executives of Garan, and Garan shall maintain a life insurance policy on your life payable to your designated beneficiary or beneficiaries in the principal amount of not less than $1,000,000.

          3.   Termination of Employment.

               3.1.  Voluntary Termination After a Change of Control Event.

                    If a Change of Control Event, as such term is defined in Annex I to this Employment and Consulting Agreement, occurs at any time during the Employment Term, within 6 months after such Change of Control Event you may give notice to Garan terminating your employment. Such termination of employment shall be effective on a date set by you but not later than 30 days after you give notice of termination to Garan. In the event of such voluntary termination, Garan will pay to you cash severance equal to 2.99 times the sum of (a) the average of your Base Compensation determined by the Board in accordance with the provisions of Section 2.1 for each of the 5 Fiscal Years ending with the Fiscal Year preceding the Fiscal Year in which the Change of Control Event occurs plus (b) the average of your last 5 Annual Bonuses determined by the Board in accordance with Section 2.1 prior to the Change of Control Event. Such severance shall be payable to you on the next business day after the last day you render services under this Employment and Consulting Agreement. It is expressly agreed that this Section 3.1 shall not apply if the Change of Control Event is a result of a completed "management buyout" of Garan in which you participate as an equity investor.

               3.2.     Termination by Garan Other Than for Cause.

                    If Garan for any reason other than for Cause as defined in Annex I to this Employment and Consulting Agreement terminates your employment prior to October 1, 2000:

                    3.2.a. Garan shall pay to you an amount equal to (i) the greater of (x) two times your Base Compensation plus two times your last Annual Bonus as each was last determined by the Board pursuant to Section 2.1 prior to the date of such termination and (y) three times your Base Compensation as last determined by the Board pursuant to Section 2.1 prior to the date of such termination and (ii) three times your Annual Consulting Payment as determined pursuant to Section 4.2 (assuming the Consulting Term commenced on the date of termination). Such amount shall be payable in cash, one-third within five business days of such termination, one-third on the first anniversary of such termination, and one-third on the second anniversary of such termination, and

                    3.2.b. Garan shall continue to provide you with executive employee benefits as provided in Section 2.2, or alternatively, shall provide you with life insurance, medical reimbursement, disability, and accidental death and dismemberment benefit coverage at levels no less favorable than those in effect for you pursuant to Section 2.2 on the date of termination of your employment if such executive employee benefits were being provided to you by Garan immediately prior to the termination of your employment, for a period equal to the lesser of (i) two years following the date of termination of your employment or September 30, 2000, whichever comes later, or (ii) until you are provided by another employer with benefits substantially comparable to the benefits described in this Section 3.2.b.

               3.3.     Termination by Garan for Cause.

                    Garan shall have the right to terminate your employment under this Employment and Consulting Agreement at any time upon a determination by Garan to dismiss you for Cause as defined in Annex I to this Employment and Consulting Agreement. Upon such termination for Cause, Garan's sole obligation shall be to pay you any accrued but unpaid Base Compensation and executive employee benefits described in Sections 2.1 and 2.2 as of the date of the termination of your employment.

               3.4.     Death.
                                              Upon your death during the
term of this Employment and Consulting Agreement prior to your becoming Disabled (as defined in Section 3.5), this Employment and Consulting Agreement shall terminate, and all obligations of Garan under this Employment and Consulting Agreement shall terminate simultaneously therewith, except that Garan shall pay to your designated beneficiaries, or if no beneficiaries are designated, to your estate, any amounts under Sections 2 and 3 which are unpaid and earned to the date of your death. In addition, Garan shall pay to your designated beneficiaries, or if no beneficiaries are designated, to your estate, an amount equal to 150% of the total of your then Base Compensation and last Annual Bonus as each was last determined by the Board in accordance with Section 2.1, in 12 equal monthly installments commencing with the first day of the month following the date of your death.

               3.5.     Disability.

                    3.5.a. In the event you incur a Disability, until the earlier of the date of your death or the date you become Disabled (as such terms are defined in Section 3.5.e), Garan shall continue to pay to you your Base Compensation as last determined by the Board in accordance with the provisions of Section 2.1 and continue your executive employee benefits set forth in Section 2.2.

                    3.5.b. If you become Disabled, regardless of your death after you became Disabled, Garan (i) shall (x) continue to pay you monthly until the later of the Term End or 18 months from the date that you became Disabled, but for not more than 36 months, 1/12th of the total of your Base Compensation in effect at the date you incurred the Disability plus an amount equal to your last Annual Bonus as each was determined by the Board pursuant to the provisions of Section 2.1 prior to the date you incurred the Disability and (y) beginning in the month after the payments pursuant to Section 3.5.a(i)(x) end, for a period of 60 months, an amount equal to 1/12th of 50% of your Annual Consulting Payment determined pursuant to Section 4.2 (assuming the Consulting Period commenced on the date you incurred the Disability), reduced in either case by the gross amount payable as a result of such Disability under any disability or salary continuation policy or plan, the cost of which is paid by Garan, and (ii) during the periods set forth in
Section 3.5.a(i), continue your other executive employee benefits set forth in
Section 2.2 as in effect at the first day that you were unable to carry out your duties because of psychological, emotional, or physical reasons which resulted in your Disability.

                    3.5.c. If you become Disabled, (i) Garan can remove you from the position that you then hold and (ii) the provisions of Sections 3.2 and 3.4 shall no longer apply, provided that neither Garan nor you shall be relieved of any other obligations under this Employment and Consulting Agreement.

                    3.5.d. If you die after incurring a Disability but prior to becoming Disabled, the provisions of Section 3.4 shall apply in lieu of the provisions of this Section 3.5.

                    3.5.e. For purposes of this Section 3.5, Disability shall mean that you are unable to substantially carry out your obligations under this Employment and Consulting Agreement because of psychological, emotional, or physical reasons, and Disabled shall mean that your Disability has continued for a period of 90 consecutive days or for an aggregate of 120 days during any period of 360 consecutive days.

               3.6.     Automobile.

                    Within 30 days following the last day that you render services as an employee or consultant to Garan under this Employment and Consulting Agreement, the date of your death, or the date on which you became Disabled, you or your Estate shall have the right to elect to purchase from Garan the automobile then owned and supplied to you by Garan, if any, at the value thereof on Garan's books at such time. Payment shall be made in cash on the 30th day after you make such election.

               3.7.     Parachute Payments.

                    If any amounts payable pursuant to this Employment and Consulting Agreement which are deemed to constitute Parachute Payments, as defined in Annex I to this Employment Agreement, when added to any other payments which are deemed to constitute Parachute Payments, would result in the imposition on you of an excise tax under Section 4999 of the Internal Revenue Code of l986, as amended from time to time, the amounts payable under this Employment and Consulting Agreement shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax.

          4.      Consulting Services.

               4.1.  Consulting Term.

                     Commencing with the date after (a) any voluntary termination by you of your employment pursuant to Section 3.1 or otherwise or
(b) the Term End, and ending 5 years thereafter ("Consulting Term"), Garan shall retain you to render to it services of an advisory or consultative nature relating to your prior duties during your employment pursuant to this Employment and Consulting Agreement so that Garan may have the benefit of the experience, knowledge, and contacts gained by you as an officer and director of Garan. You agree to render to Garan such services if and when called upon in writing in advance by not less than 3 business days by Garan at such time or times as may be mutually agreed by Garan and you, by telephone, letter, or in person, provided that: (i) you are not temporarily more than 100 miles of New York City at the date such notice is given to you at your New York City residence, (ii) you only shall be obliged to devote an aggregate of 20 hours in any monthly period during the period of your retention as a consultant under this Employment and Consulting Agreement to the rendering of such services, (iii) you are reimbursed for all reasonable expenses incurred in the performance of such services, including but not limited to, transportation, secretarial, and office expenses, (iv) you shall not be obliged to travel to render such services outside of the Metropolitan New York City area, and (v) your failure to render such services due to prior engagements, vacations, holidays or the like, or your inability to render such services due to psychological, emotional, or physical reasons, shall not affect your right to receive your Annual Consulting Payment under this Employment and Consulting Agreement.

          4.2.     Compensation.

               During the Consulting Term, Garan shall (a) pay to you compensation in each 12 month period ("Annual Consulting Payment") in an amount determined by the Board but not less than 66-2/3% of the greater of (i) the total of your Base Compensation plus your Annual Bonus as each was last determined by the Board pursuant to Section 2.1 prior to the Consulting Term and (ii) the total of your Base Compensation in the last fiscal year of Garan in which you were employed under this Employment and Consulting Agreement plus the average of your last two Annual Bonuses as each was determined by the Board pursuant to Section 2.1, (b) continue to provide you with executive employee benefits as provided in Section 2.2, or alternatively provide you with life insurance, medical reimbursement, disability, and accidental death and dismemberment benefit coverage at levels no less favorable than those in effect for you pursuant to Section 2.2 on the date of termination of your employment, and (c) maintain a life insurance policy on your life payable to your designated beneficiary or beneficiaries in the principal amount of not less than $1,000,000.

          4.3.     Termination by Garan Other Than for Cause.

               If Garan shall terminate your retention as a consultant prior to the expiration of the Consulting Term for any reason other than Cause as defined in Annex I to this Employment and Consulting Agreement, Garan shall pay you an amount equal to three times your Annual Consulting Payment as determined pursuant to Section 4.2. Such amount shall be payable in cash one-third within five business days of such termination, one-third on the first anniversary of such termination, and one-third on the second anniversary of such termination.

          4.4.     Termination by Garan for Cause.

               Garan shall have the right to terminate your consultancy under this Employment and Consulting Agreement at any time upon a determination by Garan to dismiss you for Cause as defined in Annex I to this Employment and Consulting Agreement. Upon such termination for Cause, Garan's sole obligation shall be to pay you any accrued but unpaid compensation and benefits described in Section 4.2, as of the date of the termination of your consultancy.

          4.5.     Death.

               Upon your death during the Consulting Term your retention as a consultant under this Employment and Consulting Agreement shall terminate, and all obligations of Garan under this Employment and Consulting Agreement shall terminate simultaneously therewith, except that Garan shall pay to your designated beneficiaries, or if no beneficiaries are designated, then to your estate, any amounts under Section 4.2 which are unpaid and earned to the date of your death. In addition, Garan shall pay to your designated beneficiaries, or if no beneficiaries are designated, then to your estate, an amount equal to 150% of your Annual Consulting Payment at the date of your death as determined in accordance with Section 4.2 in 12 equal monthly installments commencing with the first day of the month following the date of your death.

          4.6.     Disability.

               4.6.a. In the event of your "Disability" as defined in Section 3.5.e during the Consulting Term, except as otherwise provided in Section 4.6.b, Garan shall (i) continue to pay you monthly on and after the date you incurred the Disability, until the end of the Consulting Term, an amount equal to 1/12th of 50% of your Annual Consulting Payment determined pursuant to
Section 4.2, reduced by the gross amount payable as a result of such Disability under any disability policy or plan, the cost of which is paid by Garan, and (ii) during the period set forth in Section 4.6.(a)(i), continue your other executive employee benefits set forth in Section 4.2 as in effect at the first day that you were unable to carry out your duties because of psychological, emotional, or physical reasons which resulted in your Disability.

               4.6.b. If you die after incurring a Disability but prior to the end of the Consulting Term, the provisions of Section 4.5 shall apply in lieu of the provisions of this Section 4.6.

          5. Trade Secrets, Non-Competition, Non-Interference, and Non-Disparagement.

               5.1.     Trade Secrets.

                    You acknowledge that: (a) your employment by Garan throughout the term of this Employment and Consulting Agreement and prior thereto will bring and has brought you into close contact with many confidential affairs of Garan, (b) the business of Garan is conducted throughout the United States and abroad and competes with similar businesses of other organizations, (c) Garan carries on substantial promotional, marketing, and/or sales activities throughout the United States and abroad, and (d) the covenants contained in Sections 5.2 and 5.3 of this Employment and Consulting Agreement are specific inducements by you to Garan in connection with the execution of this Employment and Consulting Agreement.

               5.2.     Non-Competition.

                    In recognition of the provisions of Section 5.1 and as consideration for your continued employment by Garan, the payment by Garan to you of compensation, and Garan providing you with benefits, you agree that:

                    5.2.a. While you are performing services for Garan pursuant to this Employment and Consulting Agreement, and at all times thereafter, you shall not disclose, communicate, or divulge to any person (other than to officers, directors, or employees of Garan and its subsidiaries whose duties require such knowledge) or use for your personal benefit or for the benefit of anyone other than Garan and its subsidiaries, any trade secrets, specifications, sales or merchandising plans, programs, research, or other confidential information employed in or proposed to be employed in the business of Garan and its subsidiaries which comes to or came to your knowledge in the course of or by reason of your employment by Garan, or your performance under this Employment and Consulting Agreement.

                    5.2.b. In the event that (i) your employment or consulting retention pursuant to this Employment and Consulting Agreement is terminated by Garan pursuant to Section 3.2, 3.3, 4.3, or 4.4 or (ii) the term of this Employment and Consulting Agreement ends, for so long as Garan continues to pay you in accordance with its payroll practices, but for not more than the 12 month period beginning on the last day you render services to Garan, compensation if you were an employee at an annual rate equal to the greater of (x) the total of your Base Compensation in effect at the last day that you render services to Garan plus your Annual Bonus as each was last determined by the Board pursuant to Section 2.1, or (y) the total of your average annual Base Compensation in the 24 month period ending on the last day that you render services to Garan plus the average of your last two Annual Bonuses as each was determined by the Board pursuant to Section 2.1 or compensation if you were a consultant at an annual rate equal to your Annual Consulting Payment, you shall not directly or indirectly, enter into or in any manner take part as an employee, agent, independent contractor, consultant, owner, sole proprietor, partner, joint venturer, member, officer, director, or shareholder or take part in any other capacity in, for, or with any person, firm, corporation, association, or business enterprise, or in any manner render any assistance to any business or endeavor, whose business activities are the same, similar to, or competitive with any part of the business which is conducted by Garan and its subsidiaries during the course of your employment by Garan prior to and pursuant to this Employment and Consulting Agreement in any state in the United States and in any territory, possession, or foreign country, provided that the provisions of this Section 5.2.b shall not preclude you from ownership, as an investor, of less than 5% of the stock of a publicly owned company which engages in such business activities. The provisions of this Section 5.2.b may not be invoked by Garan if Garan terminates your employment upon or after a Change of Control Event unless the Change in Control Event is a result of a completed "management buyout" of Garan in which you participate as an equity investor. In the event Garan determines to pay you for the 12-month period referred to above, it shall do so for minimum periods of 3 months, and it shall give you notice that it is invoking the provisions of this Section 5.2.b and that it will compensate you accordingly. The initial such notice shall be given together with the notice of termination referred to in Section 3.2 or 3.3, as applicable, or 15 days prior to the end of the term of this Employment and Consulting Agreement, and, thereafter, not later than 15 days prior to the beginning of each subsequent 3-month period.

               5.3.     Non-Interference.

                    Upon the termination of your services for Garan under this Employment and Consulting Agreement, until the one year anniversary date of the last day that you render services pursuant to this Employment and Consulting Agreement, neither you nor any person, firm, corporation, association, or business enterprise with which you are affiliated as an employee, agent, independent contractor, consultant, partner, joint venturer, member, officer, director, or shareholder shall directly or indirectly induce or attempt to induce any employee of Garan or any of its subsidiaries to terminate or alter his or her employment relationship with Garan or any of its subsidiaries, or directly or indirectly hire any person who is or had been employed by Garan or any of its subsidiaries. The provisions of this Section
5.3 may not be invoked by Garan if you terminate your employment pursuant to
Section 3.1 or Garan terminates your employment or consulting retention upon or after a Change of Control Event.

               5.4.     Non-Disparagement.

                    During the Employment Term, Consulting Term, and thereafter, (a) you shall not directly or indirectly, disparage the name, reputation, or products of Garan and (b) Garan shall not, directly or indirectly, disparage your name or reputation.

               5.5.     Additional Provisions.

                    5.5.a. In the event that the provisions of Sections 5.2, 5.3, or 5.4 should be deemed unenforceable, invalid, or overbroad in whole or in part for any reason, any court of competent jurisdiction is, or the Arbitrators appointed in accordance with the provisions of Section 6 are, hereby authorized, requested, and instructed to reform such sections consistent with the intent of Sections 5.2, 5.3, or 5.4 to provide for the maximum restraints upon (i) your activities (including, but not limited to, time, geographic area, employee solicitation, and disparagement), (ii) and with respect to Section 5.4, Garan's activities, which may then be legal and valid.

                    5.5.b. You and Garan agree that violation by you of the provisions of Sections 5.1, 5.2, 5.3, or 5.4 or by Garan of the provisions of
Section 5.4 will cause irreparable injury to the other for which any remedy at law would be inadequate, and that the injured party shall be entitled in any court of law or equity or in any arbitration proceeding in accordance with
Section 5, whichever forum is designated by the injured party, to temporary, preliminary, permanent, and other injunctive relief against any breach of the provisions contained in such sections, and such punitive and compensatory damages as shall be awarded. Further, in the event of a violation of the provisions of Sections 5.1, 5.2, 5.3, or 5.4, (i) the period of non-disclosure, non-competition, employee non-interference, or non-disparagement referred to therein shall be extended for a period of time equal to that period beginning on the date when such violation commenced and ending when the activities constituting that violation shall be finally terminated, and (ii) Garan shall have the right to suspend your compensation and benefits and payments made pursuant to Section 5.2.b until the activities constituting that violation shall be finally terminated.

          6.     Arbitration and Jurisdiction.

               6.1.     Arbitration.

                    Except as otherwise alternatively provided in Section 5.5 relating to the reformation of the non-competition, employee non-interference, and non-disparagement provisions and obtaining injunctive relief, any controversy or claim arising out of or relating to this Employment and Consulting Agreement, or the breach thereof, shall be settled by arbitration by one Arbitrator in New York, New York, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

               6.2.     Consent to Jurisdiction.

                    Each of you and Garan hereby consents to the jurisdiction of the Supreme Court of the State of New York for the County of New York and the United States District Court for the Southern District of New York for all purposes in connection with (a) the arbitration referred to in Section 6.1 and
(b) this Employment and Consulting Agreement, and further consents that any process or notice of motion in connection therewith may be served by certified or registered mail or by personal service in accordance with the provisions of
Section 7, within or without the State of New York, provided a reasonable time for appearance is allowed.

          7.     Notice.

               All notices provided for in this Employment and Consulting Agreement shall be in writing and shall be given by registered or certified mail, return receipt requested, and by regular mail, both with postage prepaid, or personally delivered, to the addresses set forth below, and shall be deemed given when sent.

          The addresses referred to above are:

          Your address:     791 Park Avenue
                            New York, New York 10021


          Garan:            350 Fifth Avenue
                            New York, New York 10118
                            Attn: President

          With a copy to:   Tannenbaum Dubin & Robinson, LLP
                            1140 Avenue of the Americas
                            New York, New York 10036
                            Attn: Marvin S. Robinson, Esq.

               Either you or Garan at any time may give notice of another address in accordance with the provisions of this Section 7.

          8.     Governing Law, Amendment, and Binding Effect, etc.

               8.1 This Employment and Consulting Agreement (a) shall be governed by and construed in accordance with the laws of the State of New York as if it were an agreement made and to be performed entirely within such State, (b) may not be modified or amended except by a writing signed by each of Garan or its successors and you, (c) may not be assigned by Garan except as provided in Section 8.2 or by you, (d) shall be binding upon each of Garan and its successors and you and your distributees, personal representatives, executors, and administrators, and (e) contains the entire agreement and understanding between Garan and you with respect to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings, written or oral, between Garan and you with respect to the subject matter of this Employment and Consulting Agreement.

               8.2 If Garan shall be merged into or consolidated with another entity, or another entity acquires substantially all of the assets of Garan, the provisions of this Employment and Consulting Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation or acquiring such assets. Garan will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of Garan, by an agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Employment and Consulting Agreement in the same manner and to the same extent that Garan would be required to perform it if no such succession had taken place. The provisions of the prior sentences also shall apply in the event of any subsequent mergers, consolidations, or transfers of assets.

          9.     Withholding; Mitigation of Damages.

               9.1. Garan, to the extent permitted by law, shall have the right to deduct from any payment or benefit of any kind otherwise due to you under this Employment and Consulting Agreement, any Federal, state, or local taxes of any kind required to be withheld.

               9.2. Except as provided in Sections 3.5.a and 4.6.a, all payments and benefits to which you are entitled under this Employment and Consulting Agreement shall be made and provided without offset, deduction, or mitigation on account of income you may receive from other employment or otherwise.

          10.     Litigation Expenses.

               Garan shall pay all of your costs and expenses, including attorneys' fees and disbursements, in connection with any legal proceedings (including, but not limited to, arbitration), whether or not instituted by Garan or you, relating to the interpretation or enforcement of any provision of this Employment and Consulting Agreement.

     If the foregoing correctly sets forth our agreement, please execute and return the enclosed copy of this letter.


                                                Sincerely,

                                                GARAN, INCORPORATED



                                                By:_________________________
                                                    Jerald Kamiel, President
ACCEPTED AND AGREED:


______________________
Seymour Lichtenstein

ANNEX I

CERTAIN DEFINITIONS


     As used in this Employment and Consulting Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     "Cause" means willful and gross misconduct on your part that is materially and demonstrably detrimental to Garan or the commission by you of one or more acts which constitute an indictable crime under Federal, state, or local law, as determined in good faith by a written resolution duly adopted by the affirmative vote of a majority of all of the directors then serving on Garan's Board of Directors at a meeting duly called and held for that purpose after reasonable notice to you and opportunity for you and your counsel to be heard.

     "Change of Control Event" means any one of the following:
(a) Continuing Directors no longer constitute at least a majority of Garan's Board of Directors, (b) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934), together with its affiliates, become the beneficial owner, directly or indirectly, of at least 40% of Garan's then outstanding Common Stock, (c) the approval by Garan's shareholders of the merger or consolidation of Garan with any other corporation, the sale of substantially all of the assets of Garan or the liquidation or dissolution of Garan, unless, in the case of a merger or consolidation, the incumbent Continuing Directors in office immediately prior to such merger or consolidation will constitute at least a majority of the directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of such corporation, and such surviving corporation (and such parent, if any) shall have at least five directors, or (d) at least a majority of the incumbent Continuing Directors in office immediately prior to any other action proposed to be taken by Garan's shareholders or by Garan's Board of Directors determines that such proposed action, if taken, would constitute a Change of Control of Garan and such proposed action is thereafter taken.

     "Continuing Director" means any individual who is a member of Garan's Board of Directors on October 1, 1996, or who thereafter is designated (before such person's initial election as a director) as a Continuing Director by a majority of the then Continuing Directors.

     "Parachute Payment" means any payment deemed to constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986 as amended from time to time.